PROSPECTUS SUPPLEMENT                                         File No. 333-52822
----------------------                                            Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus Supplement Number 2197


                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue


                                Fixed Rate Notes


Principal Amount:             $60,000,000


CUSIP Number:                 59018YLQ2


Interest Rate:                0.00000%


Original Issue Date:          February 5, 2002


Stated Maturity Date:         February 5, 2004


Interest Payment Dates:       Accrued interest will only be paid on the Maturity
                              Date, subject to the following business day convention. No interim interest payments will be made (except as provided for below).

Other Provisions:             Notwithstanding any other provision contained in
                              this Note, if an Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing and the principal of all the Notes is declared due and payable in the manner and with the effect provided in the Indenture, "principal" with respect to this Note in determining any amount then declared due and payable shall mean the Issue Price of this Note plus that portion of the accrued Original Issue
                              Discount attributable to the period from the Original Issue Date to the date of acceleration
                              (calculated on a semi-annual bond equivalent basis using a year composed of twelve 30-day months).
                              Issue Price shall equal $55,911,540 and Original
                              Issue Discount shall equal $4,088,460


Repayment at the Option
of the Holder:                The Notes cannot be repaid prior to the Stated
                              Maturity Date.

Redemption at the Option
of the Company:               The Notes cannot be redeemed prior to the Stated
                              Maturity Date.


Form: The Notes are being issued in fully registered book-entry form.


Trustee:                      J.P. Morgan Chase


Dated:                        February 1, 2002

                            MERRILL LYNCH & CO., INC.
                                   FIXED RATE
                       MEDIUM-TERM NOTE TRADE INFORMATION


Investor:               Triple I Funding      Principal:        $60,000,000.00


CUSIP Number:           59018YLQ2             Issue Price:      93.1859%


Base Rate:              Fixed                 Commission:       0.16300%


Index Maturity:         N/A                   Proceeds:         93.0229%
                                                                $55,813,740.00

Spread:                 N/A                   Trade Date:       February 1, 2002


Spread Multiplier:      N/A                   Settlement Date:  February 5, 2002


Maximum Interest Rate:  N/A                   Maturity Date:    February 5, 2004


Minimum Interest Rate:  N/A                   Day Count:        30/360


Interest Reset:         N/A                   Initial Interest
                                              Rate:             0.00000%
Call Date:              N/A

Interest Payment
Date(s): Accrued interest will only be paid on the Maturity Date, subject to the following business day convention. No interim interest payments will be made (except as provided for below).

Other Provisions:       Notwithstanding any other provision contained in this
                        Note, if an Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing and the principal of all the Notes is declared due and payable in the manner and with the effect provided in the Indenture, "principal" with respect to this Note in determining any amount then declared due and payable shall mean the Issue Price of this Note plus that portion of the accrued Original
                        Issue Discount attributable to the period from the Original Issue Date to the date of acceleration
                        (calculated on a semi-annual bond equivalent basis using a year composed of twelve 30-day months). Issue Price shall equal $55,911,540 and Original Issue Discount shall equal $4,088,460

Hedge Under Sections 1221 and 1.1275-6:

On Settlement Date:     n/a
ML&Co. Payments:        1ML + 12.5, monthly (on Notional of $55,911,540)
ML&Co. Payment Dates:   Monthly, on the 5th
MLCS Payments:          $4,088,460
MLCS Payment Dates:     Maturity Date


Merrill Lynch Money Markets DTC Number:   5132


Agent:                  The Chase Manhattan Bank
                                                        CONTROL #:  2429
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Authorized by #1:                                       STICKER #:  2197
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Authorized by #2:                                       SWAP #:     2312
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